UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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APARTMENT INVESTMENT AND MANAGEMENT COMPANY

(Exact Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REVISED PRELIMINARY PROXY MATERIALS

SUBJECT TO COMPLETION, DATED OCTOBER 16, 2020

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

REVOCATION SOLICITATION STATEMENT

OF APARTMENT INVESTMENT AND MANAGEMENT COMPANY

IN RESPONSE TO A SOLICITATION OF WRITTEN REQUESTS FOR SPECIAL MEETING

BY LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC

                , 2020

As you may be aware, on September 14, 2020, after a thoughtful and thorough evaluation process, Apartment Investment and Management Company, a Maryland corporation (“we,” the “Company” or “Aimco”), announced its plan to separate its business (the “Spin-Off”) into two separate and distinct, publicly traded companies, a multi-family REIT (the “Multi-Family REIT”) and a development company (the “Development Company”), representing approximately 10% of the Company’s gross asset value, which our Board of Directors and management believe provides the best path forward to maximize value for all Aimco stockholders. On September 22, 2020, Land & Buildings Investment Management, LLC and certain affiliated entities and persons (collectively, “Land & Buildings”) sent a letter to the Board of Directors of the Company (the “Board”) raising concerns about the Spin-Off, requesting that the Company put the Spin-Off to a vote of stockholders and threatening to call a special meeting of stockholders to conduct an advisory vote on the Spin-Off if the Board does not agree to put it to a stockholder vote. On October 16, 2020, Land & Buildings filed a definitive Schedule 14A (the “Land & Buildings Solicitation Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to which Land & Buildings is seeking your written consent to call a special meeting of the stockholders of the Company. Land & Buildings is a stockholder of the Company that has disclosed it has ownership of only approximately 1.4% of the Company’s outstanding common stock, par value $0.01 per share (the “Common Stock), as of October 16, 2020 and has disclosed that it has entered into certain short sale transactions with respect to at least 700,000 shares of Common Stock.

This Revocation Solicitation Statement (this “Aimco Solicitation Statement”) and the accompanying WHITE revocation card (the “WHITE Revocation Card”) are being furnished by Aimco to the holders of outstanding shares of our common stock in connection with the solicitation (the “Land & Buildings Solicitation”) of GOLD written request cards (“GOLD Written Request Cards”) by Land & Buildings. For purposes of this Aimco Solicitation Statement, all references herein to the GOLD Written Request Cards being solicited by Land & Buildings shall be deemed to include any associated proxies being solicited by Land & Buildings. This Aimco Solicitation Statement and the enclosed WHITE Revocation Card are first being mailed to stockholders on or about                 , 2020.

Under the Company’s Articles of Incorporation, as amended (the “Charter”), and Amended and Restated Bylaws (the “Bylaws”), the calling of a stockholder-requested special meeting will require the valid and unrevoked written requests of stockholders entitled to cast at least 25% of all the votes entitled to be cast at a special meeting, subject to and in compliance with our Charter and Bylaws. In accordance with Maryland law and the Bylaws, the Board has set the close of business on November 4, 2020 as the record date (the “Record Date”) for the determination of the Company’s stockholders who are entitled to submit written requests to call a special meeting. Stockholders of record at the close of business on the Record Date are entitled to submit GOLD Written Request Cards or to oppose the Land & Buildings Solicitation by submitting WHITE Revocation Cards or simply not submitting GOLD Written Request Cards.

As of October 2, 2020, there were 148,865,947 shares of Common Stock outstanding. Based on the number of shares outstanding on October 2, 2020 (and assuming the number of shares outstanding on the Record Date is unchanged from October 2, 2020), in order to request the special meeting in accordance with the Bylaws, Land & Buildings would need to validly deliver to the Company pursuant to our Bylaws, executed and unrevoked written requests from holders of approximately 37,216,487 shares of Common Stock on the Record Date. The actual

i

number of shares of Common Stock for which executed and unrevoked written requests will need to be received in order to request a special meeting will depend on the number of shares that are outstanding at the time written requests representing valid and unrevoked written requests of stockholders entitled to cast at least 25% of all the votes entitled to be cast at a special meeting as of the Record Date are delivered to the Company pursuant to our Bylaws.

As of October 2, 2020, our directors and executive officers collectively beneficially own 1,924,858 shares of Common Stock, representing approximately 1.29% of the outstanding shares of Common Stock. None of our directors or executive officers intend to deliver any GOLD Written Request Cards with respect to any of the shares of Common Stock that they beneficially own.

For additional information regarding the mechanics of the Land & Buildings Solicitation, see “The Special Meeting Request Procedure—Effectiveness of Written Requests.”

THE BOARD HAS UNANIMOUSLY DETERMINED THAT THE LAND & BUILDINGS SOLICITATION IS CONTRARY TO THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND STRONGLY OPPOSES THE SOLICITATION OF WRITTEN REQUESTS BY LAND & BUILDINGS. ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU DO NOT SIGN ANY GOLD WRITTEN REQUEST CARD SENT TO YOU BY LAND & BUILDINGS. YOU MAY OPPOSE THE CALLING OF A SPECIAL MEETING BY NOT DELIVERING A GOLD CARD TO LAND & BUILDINGS OR BY DELIVERING THE WHITE REVOCATION CARD TO THE COMPANY.

If you have questions or need assistance revoking your GOLD Written Request Card for your shares, please contact our proxy solicitor, MacKenzie Partners, Inc. (“MacKenzie”), by phone toll-free at (800) 322-2885 or at (212) 929-5500, or by email at aimcoproxy@mackenziepartners.com.

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BACKGROUND OF THE SOLICITATION

The Board and Aimco management regularly review and discuss Aimco’s performance, business strategy and competitive position. In connection with these reviews and discussions, the Board and management regularly consider and evaluate strategic options for Aimco, including acquisitions, dispositions and other strategic transactions, as part of ongoing efforts to strengthen Aimco’s performance and enhance stockholder value. The decision to pursue the Spin-Off was developed as a result of a comprehensive review by Aimco’s independent Board and management, working closely with multiple outside financial, legal and tax advisors, of a broad range of alternatives and transactions, including, among other things, changes to Aimco’s segment reporting, tracking stocks, ceasing redevelopment altogether, a sale of more complex assets, a tax-free spin-off, a spin-off of the Development Company, other spin-off structures and other transaction alternatives. The Board also discussed a sale process and determined that the current market environment was not the right time to pursue such a transaction. As a result of the review, the Board determined that pursuing the announced Spin-Off represented the best opportunity to enhance value for all shareholders in the near-term while preserving optionality for further value creation moving forward.

The following is a chronology of events leading up to the current solicitation:

•

On September 14, 2020, Aimco issued a press release (the “September 14 Press Release”) announcing its plan to separate its development business into a separate, independent publicly traded company representing approximately 10% of Aimco’s gross asset value through a reverse spin-off and the closing of a $2.4 billion joint venture.

•

The day after such announcement, Jonathan Litt and Corey Lorinsky, representatives of Land & Buildings, contacted and spoke with Aimco’s management team, including Chairman and CEO Terry Considine. Aimco reiterated its views described in the September 14 Press Release with respect to the benefits of the Spin-Off and offered to be available for a follow-up call to further discuss Land & Buildings’ views with respect to the Spin-Off, but Land & Buildings did not follow up to request any additional discussions with Aimco’s management team.

•

On September 22, 2020, Land & Buildings issued a press release and delivered a letter to the Board outlining its position regarding the proposed Spin-Off. In the letter, Land & Buildings stated that it would file preliminary proxy materials with the SEC, seeking requests to call a special meeting of stockholders if the Board did not voluntarily put the Spin-Off to a stockholder vote.

•

Also on September 22, 2020, Aimco provided additional tax information related to the Spin-Off describing the potential tax consequences to taxable stockholders and the expected potential benefits to the Multi-Family REIT and to taxable stockholders after the Spin-Off.

•	On September 24, 2020, Land & Buildings delivered a letter to the Chair of the Audit Committee of the Board, requesting certain tax-related information regarding the proposed Spin-Off.

•

On September 25, 2020, Aimco sent a response letter acknowledging receipt of the Land & Buildings’ September 22 and September 24 letters, and stating that Aimco would continue to publicly provide additional information regarding the value-creation opportunities and benefits of the Spin-Off to the Aimco stockholders. The letter was sent by Terry Considine, Chairman of the Board and CEO, Robert A. Miller, Lead Independent Director and Nina A. Tran, Chairman of the Audit Committee, on behalf of the Board.

•

Also on September 25, 2020, Aimco issued a press release publicly reaffirming the significant value proposition of the Spin-Off and providing certain information with respect to the structure and expected tax consequences of the Spin-Off to the Company.

•	On September 29, 2020, Land & Buildings filed a preliminary version of the Land & Buildings Solicitation Statement with the SEC in connection with the Land & Buildings Solicitation.

•

Also on September 29, 2020, Aimco issued a press release providing further detail on the strategic rationale and financial benefits for the Spin-Off and acknowledging the filing of the preliminary Land & Building Solicitation Statement.

•	Also on September 29, 2020, Aimco sent a letter to Land & Buildings indicating that the Board would convene to set a record date for the Land & Buildings Solicitation in due course.

•

On October 6, 2020, Aimco sent a letter to Land & Buildings indicating that the record date for stockholders entitled to vote on the Land & Buildings Solicitation is November 4, 2020. In addition, MacKenzie, on behalf of Aimco, sent a notice to banks and brokers holding shares on behalf of beneficial owners of Aimco’s common stock on the record date.

•	On October 8, 2020, Land & Buildings filed an amended preliminary version of the Land & Buildings Solicitation Statement with the SEC in connection with the Land & Buildings Solicitation.

•	On October 9, 2020, Aimco filed a preliminary Aimco Solicitation Statement with respect to the Land & Buildings Solicitation.

•	On October 15, 2020, Land & Buildings filed a further amended preliminary version of the Land & Buildings Solicitation Statement with the SEC in connection with the Land & Buildings Solicitation.

•	On October 16, 2020, Land & Buildings filed a definitive version of the Land & Buildings Solicitation Statement with the SEC in connection with the Land & Buildings Solicitation.

•	Also on October 16, 2020, Aimco filed this amended preliminary Aimco Solicitation Statement with respect to the Land & Buildings Solicitation.

RECOMMENDATION OF THE COMPANY’S BOARD OF DIRECTORS AND REASONS FOR THE RECOMMENDATION

For the following reasons, the Board unanimously opposes the Land & Buildings Solicitation. Accordingly, for the reasons set forth below, the Board recommends that you NOT sign any GOLD Written Request Card sent to you. Whether or not you have previously executed a GOLD Written Request Card, the Board encourages you to sign, date and deliver the enclosed WHITE Revocation Card as soon as possible.

The Board Believes the Land & Buildings Solicitation is Distracting and May Cause the Company to Incur Significant Costs

•

Holding a special meeting risks diverting significant time and resources for a transaction which, based on its ongoing stockholder engagement, the Board believes has strong support from and will create substantial value for stockholders. The Board believes that stockholder interests would be best served by focusing on completion of the pending Spin-Off and continuing to execute its current strategy.

•

A special meeting will cause the Company to incur significant and unpredictable costs, including legal, financial, advisory, solicitation and public relations expenses. Successive solicitations will also require the Company to incur additional financial costs, including with respect to internal allocations, third-party advisory fees, printing, mailing and solicitation expenses and other costs. Additionally, Land & Buildings has stated that if successful in the Land & Buildings Solicitation and in its solicitation of proxies to approve the Land & Buildings Proposals at a potential special meeting, it will seek reimbursement from the Company of the actual expenses incurred in connection with the Land & Buildings Solicitation and its solicitation of proxies in connection with approving the Land & Buildings Proposals at the special meeting, which would further drive up costs and will only benefit Land & Buildings to the detriment and expense of all other stockholders.

The Land & Buildings Solicitation and the Land & Buildings Proposals Seek to Prevent a Transaction That the Board Believes Will Create Substantial Value for the Company’s Stockholders

•

After a thoughtful and thorough evaluation process, in which our independent Board and management worked closely with outside financial, legal and tax advisors, the Board determined that separating our development company into a separate, independent publicly traded company representing approximately 10% of Aimco’s gross asset value provides the best path forward to maximize value for all stockholders.

•

The Board based this conclusion on, among other things, its belief that the Spin-Off will (i) significantly reduce risk for the Multi-Family REIT by avoiding development and redevelopment and lowering leverage and maintaining a safe balance sheet, (ii) position the Multi-Family REIT as a simple, transparent and predictable company, (iii) be structured to increase the Multi-Family REIT’s current income as measured by Funds From Operation (FFO), (iv) allows for increased dividends for the Multi-Family REIT because of its higher, more predictable income, (v) permit Development Company to realize the value of investments that are complex or require time to monetize, while being well capitalized to complete projects underway and have sufficient operating cash flow to cover offsite costs and debt service and (vi) provide the Multi-Family REIT an opportunity to refresh its tax basis thereby enhancing its ability to manage its portfolio with minimal tax friction.

•

The Aimco management team and the Board strongly believe in the merits of the Spin-Off and remain committed to completing the transaction. We are confident this will lead to improved performance for both the Multi-Family REIT and the Development Company and result in increased value for all Aimco stockholders.

Stockholders should carefully consider whether a special meeting is in the best interests of the Company and its stockholders. We strongly believe that a special meeting does not substitute for an open and productive dialogue between us and the stockholders. Your prompt delivery of the enclosed WHITE Revocation Card will allow the Board to focus on growing the Company and maximizing value for its stockholders. Do NOT sign any GOLD Written Request Card sent to you by Land & Buildings.

IF YOU ARE NOT CONVINCED THAT A SPECIAL MEETING IS THE APPROPRIATE PATH OR YOU BELIEVE A SPECIAL MEETING IS UNNECESSARY AND WISH TO OPPOSE THE CALLING OF A SPECIAL MEETING, PLEASE SIGN, DATE AND DELIVER THE ENCLOSED WHITE REVOCATION CARD USING THE POSTAGE-PAID ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU HAVE SIGNED THE GOLD WRITTEN REQUEST CARD FROM LAND & BUILDINGS AND WHETHER YOU ARE A RECORD OR STREET NAME HOLDER. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

DESCRIPTION OF THE LAND & BUILDINGS PROPOSALS

As set forth in the Land & Buildings Solicitation Statement and related materials filed with the SEC, Land & Buildings is soliciting your written request to call a special meeting of the Company’s stockholders, at which it expects to present the following matters for a stockholder vote:

i.

to approve a non-binding resolution urging the Board to put any proposed separation or spin-off involving the Company to a vote of the Company’s stockholders at a duly called meeting of stockholders and to refrain from proceeding with any such separation or spin-off involving the Company unless approved by a vote of a majority of the Company’s stockholders; and

ii.	to transact such other business as may properly come before the special meeting (items (i) and (ii) are collectively referred to as the “Land & Buildings Proposals”).

THE SPECIAL MEETING REQUEST PROCEDURE

Voting Securities

As of the Record Date, there were                  shares of Common Stock outstanding. The Company currently has only one class of Common Stock.

Persons beneficially owning shares of Common Stock (but not holders of record), such as persons whose ownership of Common Stock is through a broker, bank, financial institution or other nominee holder, who wish to revoke a previously instructed GOLD Written Request Card must contact such broker, bank, financial institution or other nominee holder and instruct such person to execute a revocation using the WHITE Revocation Card on their behalf. Any failure to submit a GOLD Written Request Card will have the same effect as submitting a WHITE Revocation Card.

Additionally, even if you have not already submitted a GOLD Written Request Card, you may elect to execute and submit the WHITE Revocation Card to communicate that you do not believe a special meeting is necessary or to express your opposition to a special meeting.

Effectiveness of GOLD Written Request Cards

Under our Charter and Bylaws, the Secretary of the Company shall call a special meeting of stockholders at the request in writing of stockholders entitled to cast at least 25% of all the votes entitled to be cast at a special meeting as of the Record Date, subject to and in compliance with our Charter and Bylaws. Pursuant to our Bylaws, such written request must state the purpose of the proposed meeting and the matters to be acted upon at the proposed meeting. If written revocations of the GOLD Written Request Cards have been delivered to the Secretary and the result is that GOLD Written Request Cards have been delivered from stockholders entitled to cast less than 25% of all the votes entitled to be cast at a special meeting as of the Record Date, then the Secretary is not obligated to call a special meeting.

In accordance with Maryland law and our Bylaws, the Board has the sole power to fix the date, time and record date for the Land & Buildings Solicitation and for any special meeting. The Board has set a record date of November 4, 2020 for the Land & Buildings Solicitation.

We reserve our rights to require full compliance with the provisions set forth in our Charter, Bylaws and applicable law with respect to any special meeting sought to be called by Land & Buildings or any other stockholders.

Effect of WHITE Revocation Card

A stockholder may revoke any previously signed GOLD Written Request Card by signing, dating and returning to us a WHITE Revocation Card.

Unless you specify otherwise by marking the “No, do not revoke my request” box, by signing and delivering the WHITE Revocation Card, you will be deemed to have revoked any GOLD Written Request Card submitted to request a special meeting. Under Maryland law, the submission of a WHITE Revocation Card marked “No, do not revoke my request” will not revoke an earlier executed GOLD Written Request Card delivered to Land & Buildings.

Any WHITE Revocation Card may itself be revoked by marking, signing, dating and delivering a written revocation of your WHITE Revocation Card to the Company or by delivering to Land & Buildings a subsequently dated GOLD Written Request Card that Land & Buildings sent to you.

If you submit a written revocation of a WHITE Revocation Card that revoked your previously submitted GOLD Written Request Card, that revocation of the WHITE Revocation Card will not have the effect of supporting the Land & Buildings Solicitation. Rather, a stockholder who first submits a WHITE Revocation Card (other than one marking the “No, do not revoke my request” box) and later wishes to support the Land & Buildings Solicitation can do so only by signing and delivering a subsequently dated GOLD Written Request Card to Land & Buildings.

The revocation of any previously delivered GOLD Written Request Card or WHITE Revocation Card should be signed and have a date subsequent to the previously delivered GOLD Written Request Card or WHITE Revocation Card. The revocation is not required to state the number of shares held unless you wish to revoke your GOLD Written Request Card with respect to less than all shares as to which you previously requested the special meeting, in which case you must state the number of shares to which your revocation relates. In addition, if you have more than one account with respect to which you have delivered a GOLD Written Request Card, the WHITE Revocation Card should identify the relevant account for which the GOLD Written Request Card is being revoked.

We have retained MacKenzie to assist in communicating with stockholders in connection with the Land & Buildings Solicitation and to assist in our efforts to obtain WHITE Revocation Cards. If you have any questions about how to complete or submit your WHITE Revocation Card or any other questions, MacKenzie will be pleased to assist you. Please contact MacKenzie by phone toll-free at (800) 322-2885 or at (212) 929-5500, or by email at aimcoproxy@mackenziepartners.com.

If any shares of common stock that you own are held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you should follow the instructions on the WHITE Revocation Card to revoke a request with respect to your shares. Alternatively, you can contact the person responsible for your account and direct him or her to revoke a request by executing the enclosed WHITE Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o MacKenzie, by email at aimcoproxy@mackenziepartners.com, so that the Company will be aware of your instructions and can attempt to ensure each instruction is followed.

YOU HAVE THE RIGHT TO REVOKE ANY GOLD WRITTEN REQUEST CARD YOU MAY HAVE PREVIOUSLY GIVEN TO LAND & BUILDINGS. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN A WHITE REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

You should carefully review this Aimco Solicitation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You may reject the Land & Buildings Solicitation by promptly signing, dating and returning the enclosed WHITE Revocation Card in the pre-paid envelope provided. Please be aware that if you sign a GOLD Written Request Card but do not check any of the boxes on such GOLD Written Request Card, you will be deemed to have requested a special meeting in accordance with the Land & Buildings Solicitation, unless your GOLD Written Request Card is subsequently revoked by a valid revocation.

Results of Solicitation

We anticipate retaining an inspector of requests in connection with the Land & Buildings Solicitation. We intend to notify stockholders as to whether the requisite number of written requests have been received for calling a special meeting promptly following the inspector’s review. The inspector will review and determine the validity of any requests to call a special meeting as well as any revocations submitted to Aimco.

QUESTIONS AND ANSWERS ABOUT THIS AIMCO SOLICITATION STATEMENT

Why am I receiving this Aimco Solicitation Statement?

The Land & Buildings Solicitation seeks to require the Company to call a special meeting of stockholders for stockholders to consider and vote upon the Land & Buildings Proposals. The Board believes that the calling of a special meeting with respect to the Spin-Off would be highly unusual, distracting, costly and contrary to the best interests of the Company’s stockholders—see the Board’s recommendation under “Recommendation of the Company’s Board of Directors and Reasons for the Recommendation.”

You are receiving this Aimco Solicitation Statement as a stockholder of the Company as of the date of this Aimco Solicitation Statement. As further described below, you should sign, date and deliver the enclosed WHITE Revocation Card, by mail in the event you desire to:

1.	Revoke any GOLD Written Request Card that you may have delivered or caused to be delivered to request that we call a special meeting; or

2.	Communicate that you do not believe a special meeting is necessary or express your opposition to a special meeting, even if you have not already submitted a GOLD Written Request Card.

Who is making this solicitation?

The Company is making this solicitation.

Should I deliver a GOLD Written Request Card to Land & Buildings?

Through the Land & Buildings Solicitation, Land & Buildings is seeking to oppose the Spin-Off. In considering the Spin-Off, the Company’s independent Board and management, working closely with multiple outside financial, legal, and tax advisors, thoroughly evaluated a range of alternatives and transactions, taking into account the current market environment, and following this review, the Board and management determined that the Spin-Off is the best path forward to maximize value for the Company’s stockholders. The Board also believes that calling a special meeting with respect to the Spin-Off would be highly unusual, distracting, costly and contrary to the best interests of the Company’s stockholders. As a result, the Board unanimously opposes the calling of a special meeting and urges you NOT to sign any GOLD Written Request card sent to you by Land & Buildings.

What is the Aimco Board asking me to do?

The Board has unanimously determined that the Land & Buildings Solicitation is contrary to the best interests of the Company and its stockholders and opposes the solicitation of GOLD Written Request Cards by Land & Buildings. Accordingly, the Board recommends that you do not sign any GOLD Written Request Card sent to you by Land & Buildings. Whether or not you have previously executed Land & Buildings’ GOLD Written Request Card, you may elect against the calling of a special meeting if you sign, date and return the enclosed WHITE Revocation Card in the postage-paid envelope provided.

If I have already delivered a GOLD Written Request Card, is it too late for me to change my mind?

No. You have the right to revoke your GOLD Written Request Card at any time prior to the date of any stockholder-requested special meeting by signing, dating and delivering a WHITE Revocation Card in the postage-paid envelope provided.

When will the GOLD Written Request Cards become effective?

Under our Charter and Bylaws, the GOLD Written Request Cards will become effective if the stockholders entitled to cast at least 25% of all the votes entitled to be cast at a special meeting as of the Record Date deliver valid and unrevoked GOLD Written Request Cards to the Secretary of the Company in the form and manner required by, and in compliance with, our Charter and Bylaws.

What happens if I do nothing?

If you do not send in any GOLD Written Request Card that Land & Buildings may send you or you return the enclosed WHITE Revocation Card, you will effectively be opposing Land & Buildings’ attempt to hold a special meeting.

Does the revocation have any effect on matters other than the GOLD Written Request Cards?

No. We are seeking revocations only for the GOLD Written Request Cards related to the calling of the special meeting. We are not currently seeking your proxy, vote, consent or authorization with respect to any other matter.

Whom should I call if I have questions about the solicitation?

If you have questions or need assistance revoking your GOLD Written Request Card for your shares, please contact our proxy solicitor, MacKenzie, by phone toll-free at (800) 322-2885 or at (212) 929-5500, or by email at aimcoproxy@mackenziepartners.com.

APPRAISAL RIGHTS

Our stockholders do not have appraisal rights under Maryland law in connection with the Land & Buildings Solicitation or this Aimco Solicitation Statement.

SOLICITATION OF REVOCATIONS

Cost and Method

The cost of this Aimco Solicitation Statement will be borne by the Company. We have retained MacKenzie as proxy solicitors to assist in this solicitation. In addition to the use of mail, revocation requests may be solicited by our directors, certain officers and employees of the Company by facsimile, telephone, email and other electronic channels of communications, in person discussions and by advertisements. We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Aimco Solicitation Statement materials to, and obtaining instructions relating to such materials from, beneficial owners of our common stock.

MacKenzie will also assist our communications with our stockholders with respect to the Aimco Solicitation Statement and such other advisory services as may be requested from time to time by us. MacKenzie has advised the Company that approximately 70 of its employees will be involved in the solicitation of consent revocations on behalf of the Company. Under our agreement with MacKenzie, MacKenzie will receive an estimated fee for solicitation services of $                 plus reimbursement of its reasonable, out-of-pocket expenses for its services. In addition, MacKenzie and certain related persons will be indemnified against certain liabilities arising out of or in connection with its engagement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to the Company, as of October 2, 2020, with respect to Aimco’s equity securities beneficially owned by (i) each director, the chief executive officer, the chief financial officer and the three other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year and (ii) all directors and executive officers as a group. The table also sets forth certain information available to the Company, as of October 2, 2020, with respect to shares of Common Stock held by each person known to the Company to be the beneficial owner of more than 5% of such shares. This table reflects options that are exercisable within 60 days. Unless otherwise indicated, each person has sole voting and investment power with respect to the securities beneficially owned by that person. The business address of each of the following directors, director nominees, and executive officers is 4582 South Ulster Street, Suite 1700, Denver, Colorado 80237, unless otherwise specified. None of the securities reflected in this table held by the directors or executive officers are the subject of any hedging or pledging transaction.

Name and Address of Beneficial Owner	Number of shares of Common Stock(1)		Percentage of Common Stock Outstanding(2)	Number of Partnership Units(3)		Percentage Ownership of the Company(4)
Directors and Executive Officers:
Terry Considine	1,068,485	(5)	0.71%	2,472,312	(6)	2.22%
Paul L. Beldin	128,314	(7)	*	—		*
Lisa R. Cohn	170,269		*	—		*
Keith M. Kimmel	103,661	(8)	*	—		*
John E. Bezzant	72,697	(9)	*	—		*
Thomas L. Keltner	44,249		*	—		*
Robert A. Miller	84,342		*	—		*
Devin I. Murphy	2,400		*	—		*
Kathleen M. Nelson	45,129		*	—		*
John D. Rayis	2,427		*	—		*
Ann Sperling	9,019		*	—		*
Michael A. Stein	47,622		*	—		*
Nina A. Tran	16,056		*	—		*
All directors and executive officers as a group (16 persons)	1,924,858	(10)	1.29%	2,482,323		2.76%
5% or Greater Holders:
The Vanguard Group, Inc.	24,394,914	(11)	16.39%	—		15.50%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
BlackRock Inc.	12,539,197	(12)	8.42%	—		7.97%
55 East 52nd Street
New York, New York 10055
Cohen & Steers, Inc.	11,538,241	(13)	7.75%	—		7.33%
280 Park Avenue 10th Floor
New York, New York 10017
State Street Corporation	8,610,439	(14)	5.78%	—		5.47%
One Lincoln Street
Boston, Massachusetts 02111
FMR LLC	8,600,643	(15)	5.78%	—		5.47%
245 Summer Street
Boston, Massachusetts 02110

*	Less than 0.5%
(1)	Excludes shares of Common Stock issuable upon redemption of common OP Units or equivalents.
(2)

Represents the number of shares of Common Stock beneficially owned by each person divided by the total number of shares of Common Stock outstanding. Any shares of Common Stock that may be acquired by a person within 60 days upon the exercise of options, warrants, rights or conversion privileges or pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account or similar arrangement are deemed to be beneficially owned by that person and are deemed outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by that person, but not any other person.

(3)

Through wholly-owned subsidiaries, Aimco acts as general partner of AIMCO Properties, L.P., the operating partnership in Aimco’s structure. As of October 2, 2020, Aimco held approximately 93.5% of the common partnership interests in AIMCO Properties, L.P. Interests in AIMCO Properties, L.P. that are held by limited partners other than Aimco are referred to as “OP Units.” Generally, after a holding period of 12 months, common OP Units may be tendered for redemption and, upon tender, may be acquired by Aimco for shares of Common Stock at an exchange ratio of one share of Common Stock for each common OP Unit (subject to adjustment). If Aimco acquired all common OP Units for Common Stock (without regard to the ownership limit set forth in Aimco’s Charter), these shares of Common Stock would constitute approximately 6.5% of the then outstanding shares of Common Stock. OP Units are subject to certain restrictions on transfer.
(4)

Represents the number of shares of Common Stock beneficially owned, divided by the total number of shares of Common Stock outstanding, assuming, in both cases, that all 8,481,728 OP Units outstanding as of October 2, 2020, are redeemed in exchange for shares of Common Stock (notwithstanding any holding period requirements, and Aimco’s ownership limit). See note (3) above. Excludes partnership preferred units issued by AIMCO Properties, L.P.

(5)

Includes the following shares of which Mr. Considine disclaims beneficial ownership: 33,998 shares held by Mr. Considine’s spouse; and 166,660 shares held by a non-profit foundation in which Mr. Considine has shared voting and investment power. Also includes 686,948 shares subject to options that are exercisable within 60 days.

(6)

Includes 543,207 OP Units and equivalents held by Mr. Considine. Includes 179,735 OP Units held by an entity in which Mr. Considine has sole voting and investment power, 1,591,672 OP Units and equivalents held by Titahotwo Limited Partnership RLLLP, a registered limited liability limited partnership for which Mr. Considine serves as the general partner and holds a 0.5% ownership interest, and 157,698 OP Units held by Mr. Considine’s spouse, for which Mr. Considine disclaims beneficial ownership.

(7)	Includes 17,425 shares subject to options that are exercisable within 60 days.
(8)	Includes 14,588 shares subject to options that are exercisable within 60 days.
(9)	Includes 14,085 shares subject to options that are exercisable within 60 days.
(10)	Includes 733,942 shares subject to options that are exercisable within 60 days.
(11)

Beneficial ownership information is based on information contained in an Amendment No. 17 to Schedule 13G filed with the SEC on February 11, 2020, by The Vanguard Group, Inc. According to the schedule, The Vanguard Group, Inc. has sole voting power with respect to 340,288 shares and sole dispositive power with respect to 24,055,031 of the shares and shared voting power with respect to 172,206 of the shares and shared dispositive power with respect to 339,883 of the shares.

(12)

Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 5, 2020, by BlackRock Inc. According to the schedule, BlackRock Inc. has sole voting power with respect to 11,662,589 of the shares.

(13)

Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 14, 2020, by Cohen & Steers, Inc. on behalf of itself and affiliated entities. According to the schedule, included in the securities listed above as beneficially owned by Cohen & Steers, Inc. are 6,588,989 shares over which Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. (which is held 100% by Cohen & Steers, Inc.) have sole voting power and 11,538,241 shares over which such entities have sole dispositive power.

(14)

Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 13, 2020, by State Street Corporation. According to the schedule, State Street Corporation has shared voting power with respect to 7,199,364 of the shares.

(15)	Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 7, 2020, by FMR LLC.

PARTICIPANTS IN THE SOLICITATION

Under applicable regulations of the SEC, each of the Company’s directors and certain of the Company’s officers and employees are deemed to be “participants” in this solicitation of WHITE Revocation Cards. Except as described in this Aimco Solicitation Statement, there are no agreements or understandings between the Company and any such participant relating to employment with the Company or any future transactions.

Other than the persons described above, no general class of employee of the Company will be employed to solicit stockholders in connection with the solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

HOUSEHOLDING

The Company will not provide householding in connection with the solicitation of WHITE Revocation Cards.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at Aimco’s Annual Meeting of Stockholders to be held in 2021 must be received by Aimco, marked to the attention of the Corporate Secretary, no later than November 13, 2020, to be included in Aimco’s proxy statement and form of proxy for that meeting. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement. Nominations for directors pursuant to “proxy access” provided for in the Bylaws must adhere to the terms of the Bylaws and will be considered untimely if received by the Company before October 14, 2020, or after November 13, 2020. Proposals of stockholders submitted to Aimco for consideration at Aimco’s annual meeting of stockholders to be held in 2021 outside the processes of Rule 14a-8 (i.e., the procedures for placing a stockholder’s proposal in Aimco’s proxy materials) will be considered untimely if received by the Company before December 29, 2020, or after January 28, 2021.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to: statements regarding any impact of the events described in this document, including the Land & Buildings Solicitation, any related special meeting and the risks, costs and expenses related thereto; statements regarding the anticipated timing, structure, benefits and tax treatment of the Spin-Off; business strategies, prospects and projected operating and financial results (including Funds From Operations), including facts related thereto, such as expected costs and leverage, of the Development Company and the Multi-Family REIT after the Spin-Off; future dividends; and the intent of our directors and officers with respect to the shares of Common Stock that they beneficially own. In addition, we may not complete the Spin-Off at all. We caution investors not to place undue reliance on any such forward-looking statements.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s),” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained.

Risks and uncertainties that could cause actual results to differ materially from our expectations include, but are not limited to: the outcome and any related impact of the events described in this document, including the

Land & Buildings Solicitation, any related special meeting and the risks and costs related thereto; whether or not the Spin-Off is completed on the anticipated terms or at all; the effects of the coronavirus pandemic on Aimco’s (or, after the Spin-Off, the Development Company’s and the Multi-Family REIT’s) business and on the global and U.S. economies generally; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of acquisitions, dispositions, redevelopments and developments; changes in operating costs, including energy costs; negative economic conditions in our geographies of operation; loss of key personnel; Aimco’s (or, after the Spin-Off, the Development Company’s or the Multi-Family REIT’s) ability to maintain current or meet projected occupancy, rental rate and property operating results; Aimco’s (or, after the Spin-Off, the Development Company’s or the Multi-Family REIT’s) ability to meet budgeted costs and timelines, and, if applicable, achieve budgeted rental rates related to redevelopment and development investments; expectations regarding sales of apartment communities and the use of proceeds thereof; the ability to successfully operate as two separate companies each with more narrowed focus; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; financing risks, including the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco; the Development Company’s and the Multi-Family REIT’s relationship with each other after the consummation of the Spin-Off; the ability and willingness of the Development Company and the Multi-Family REIT and their subsidiaries to meet and/or perform their obligations under any contractual arrangements that are entered into among the parties in connection with the Spin-Off and any of their obligations to indemnify, defend and hold the other party harmless from and against various claims, litigation and liabilities; and the ability to achieve some or all of the benefits that we expect to achieve from the Spin-Off.

In addition, Aimco’s (or, after the Spin-Off, the Development Company and the Multi-Family REIT’s) current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on its ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2019 and in Item 1A of Aimco’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020, and the other documents Aimco files from time to time with the SEC. Readers should also carefully review the “Risk Factors” section of the registration statements relating to the Spin-Off, which are expected to be filed by the Development Company and the Multi-Family REIT with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no (and disclaims any) obligation to revise or update them to reflect future events or circumstances.

We make no representations or warranties as to the accuracy of any projections, estimates, targets, statements or information contained in this document. It is understood and agreed that any such projections, estimates, targets, statements and information are not to be viewed as facts and are subject to significant business, financial, economic, operating, competitive and other risks, uncertainties and contingencies, many of which are beyond our control, that no assurance can be given that any particular financial projections or targets will be realized, that actual results may differ from projected results and that such differences may be material. While all financial projections, estimates and targets are necessarily speculative, we believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, estimates and targets. The inclusion of financial projections, estimates and targets in this presentation should not be regarded as an indication that we or our representatives, considered or consider the financial projections, estimates and targets to be a reliable prediction of future events.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company’s public filings are also available to the public from commercial document retrieval services and on the internet site maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

If you have any questions or need any assistance in revoking a GOLD Written Request Card you may have given to Land & Buildings, please contact our proxy solicitor, MacKenzie, by phone toll-free at (800) 322-2885 or at (212) 929-5500, or by email at aimcoproxy@mackenziepartners.com.

Annex A

ADDITIONAL INFORMATION REGARDING THE COMPANY’S DIRECTORS AND OFFICERS

The following table sets forth certain information about the persons who have been directors or executive officers of the Company since the beginning of the Company’s last full fiscal year (January 1, 2019).

Name	Position
Terry Considine	Chairman of the Board and Chief Executive Officer
Paul L. Beldin	Executive Vice President and Chief Financial Officer
John E. Bezzant	Executive Vice President and Chief Investment Officer
Lisa R. Cohn	Executive Vice President, General Counsel and Secretary
Miles Cortez	Former Executive Vice President and Chief Administrative Officer
Patti K. Fielding	Executive Vice President, Debt, Treasurer & President, Aimco Investment Partners
Keith M. Kimmel	Executive Vice President, Property Operations
Wesley W. Powell	Executive Vice President, Redevelopment
H. Lynn C. Stanfield	Executive Vice President, Financial Planning and Analysis and Capital Allocation
Thomas L. Keltner	Director
J. Landis Martin	Former Director
Robert A. Miller	Director
Devin I. Murphy	Director
Kathleen M. Nelson	Director
John D. Rayis	Director
Ann Sperling	Director
Michael A. Stein	Director
Nina A. Tran	Director

Except as described in this Annex A or in this Aimco Solicitation Statement, no person who has been a director or executive officer of the Company since the beginning of the Company’s last full fiscal year (January 1, 2019) nor any of their respective associates has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon in connection with the Land & Buildings Solicitation.

A-1

REVISED PRELIMINARY PROXY MATERIALS SUBJECT TO COMPLETION, DATED OCTOBER 16, 2020	REVOKE BY INTERNET WWW.CESVOTE.COM
Please have your Revocation of Written Request card available when you access the website www.cesvote.com and follow the simple directions that will be presented to you.
REVOKE BY MAIL
Please mark, sign, date and promptly mail your Revocation of Written Request card using the postage-paid envelope provided or return your Revocation of Written Request card to: Corporate Election Services, PO Box 3230, Pittsburgh PA 15230.

Revoke by Internet	Revoke by Mail

Access the Website www.cesvote.com to complete your Revocation of Written Request	Sign, date and return your Revocation of Written Request in the postage-paid envelope provided.

Control Number è

ê	IN ORDER FOR YOUR REVOCATION OF WRITTEN REQUEST TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE.	ê

APARTMENT INVESTMENT AND MANAGEMENT COMPANY	WHITE REVOCATION CARD

REVOCATION OF WRITTEN REQUEST

THIS REVOCATION OF WRITTEN REQUESTS IS SOLICITED ON BEHALF OF APARTMENT INVESTMENT AND MANAGEMENT COMPANY IN OPPOSITION TO THE SOLICITATION OF REQUESTS BY LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC AND ITS AFFILIATES TO CALL A SPECIAL MEETING OF STOCKHOLDERS OF APARTMENT INVESTMENT AND MANAGEMENT COMPANY.

Each of the undersigned, acting with regard to all shares of common stock of Apartment Investment and Management Company, par value $0.01 per share, entitled to vote and owned beneficially and/or of record by the undersigned, hereby acts as follows concerning any previously executed written request form and associated proxy card delivered to Land & Buildings Investment Management, LLC and its affiliates requesting the calling of a special meeting of stockholders described in the definitive Land & Buildings Solicitation Statement, dated October 16, 2020 and hereby confirms that the undersigned has the power to deliver a Revocation of Written Request for the number of shares represented hereby.

, 2020
Signature	Title	Date

, 2020
Signature (if held jointly)	Title	Date

Please sign this white revocation card exactly as your name appears hereon. If signing as attorney, administrator, executor, guardian or trustee, please give your title as such. If a corporation, this signature should be that of an authorized officer who should state his or her title. If a partnership, sign in partnership name by an authorized person. Signed revocation cards will be deemed to revoke all previously given written requests for the number of shares represented by the above signed.

ê	IN ORDER FOR YOUR REVOCATION OF WRITTEN REQUEST TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE.	ê

APARTMENT INVESTMENT AND MANAGEMENT COMPANY	WHITE REVOCATION CARD

YOU MAY REVOKE ANY PREVIOUSLY EXECUTED GOLD WRITTEN REQUEST CARD REGARDING THE LAND & BUILDINGS SOLICITATION FOR THE CALLING OF A SPECIAL MEETING BY SIGNING, DATING AND RETURNING THIS WHITE REVOCATION CARD TO THE COMPANY.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS WHITE REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED ANY PREVIOUSLY SUBMITTED GOLD WRITTEN REQUEST CARD WITH RESPECT TO ALL SHARES OF COMMON STOCK YOU OWN BENEFICIALLY AND/OR OF RECORD.

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY REQUEST” BOX BELOW.

❑ YES, REVOKE MY REQUEST	❑ NO, DO NOT REVOKE MY REQUEST

(Continued, and please sign and date on reverse side.)